Exhibit 14.1

MSP RECOVERY, INC.
CODE OF CONDUCT AND BUSINESS ETHICS

Integrity, honesty and sound judgment are fundamental to the reputation and success of MSP Recovery, Inc. and its subsidiaries (collectively, the “Company”). We must comply with laws, rules and regulations and hold ourselves to high standards of ethical business conduct in every aspect of our business dealings. The policies outlined in this Code of Conduct and Business Ethics (this “Code”) are designed to set forth the basic guidelines that we all must follow.

This Code is not intended to reduce or limit the other obligations that you may have to the Company, including with respect to the policies and procedures set forth in our Insider Trading Policy, Regulation FD Policy, Related Person Transaction Policy and Whistleblower Reporting Policy as well as in our Employee Handbook, which supplement and are in addition to this Code. You should refer to such policy documents for specific policies and procedures. If you are a member of the Board of Directors, you should also refer to the Corporate Governance Guidelines for additional policies that specifically govern the conduct of directors.

WHO MUST FOLLOW OUR CODE?

This Code applies to all directors, officers (including the principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions) and employees of the Company, including contract employees and employees of contractors performing services on behalf of Company.

SPEAKING UP

This Code serves as a guide for what to do when faced with legal or ethical questions, and it is your responsibility to read the Code carefully and understand it. The Code is not all-inclusive, however, and it does not answer every possible question that may come up in the course of conducting business. We expect you to use your own reasonable judgment at all times to follow the high ethical standards to which the Company is committed.

If you are concerned about an ethical situation or are not sure whether specific conduct meets the Company’s standards, you are responsible for asking your manager and, where appropriate, the Company’s human resources or the General Counsel, any question that you feel is necessary to understand the Company’s expectations of you. All references to General Counsel used herein shall mean the General Counsel or his or her designee.

If you believe that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, the policies referenced herein or in the Company’s Handbook, or any applicable legal or regulatory requirement, or that relate to complaints and concerns regarding accounting, internal accounting controls and auditing (“Accounting Concerns”), you are expected to bring the matter to the attention of the Company. You are encouraged to talk to your manager about actual or suspected illegal or unethical behavior and when in doubt about the best course of action in a particular situation.

Any manager who receives a report of a potential violation of this Code, the policies referenced herein or any other applicable legal or regulatory requirement or that are Accounting Concerns must report such matter immediately to the Company’s General Counsel as provided below.

The following resources are available to you to ask questions or raise concerns:

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Report to a Manager or Human Resources. The most direct way to raise any concern is to discuss it with a manager or human resources. Managers and human resources representatives will forward Accounting Concerns to the General Counsel for review.
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Use the Hotline. The Company’s Hotline is available at 833-246-0139 or through the Hotline web intake site at msprecovery.ethicspoint.com and mobile intake site at msprecovery.navexone.com. The Hotline is staffed by an outside, independent service provider and allows any employee or other interested party to submit a concern on an anonymous and confidential basis.
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Report to the General Counsel. The General Counsel may be reached by email, telephone, or regular mail as follows:

Alexandra M. Plasencia

General Counsel, MSP Recovery, Inc.
aplasencia@msprecovery.com
2701 South LeJeune Road, Floor 10

Coral Gables, Florida 33134

305-614-2222

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Report Accounting Concerns to the Audit Committee. The Audit Committee may be reached by email or regular mail as follows:

Chair of the Audit Committee
MSP Recovery, Inc.
corporatesecretary@msprecovery.com

No form is required to submit a question or concern, but you are encouraged to provide as much factual information and detail as possible so that the concern can be properly investigated. It is recommended that you report any concerns as soon as reasonably possible after becoming aware of the concern. You may report your concerns anonymously and confidentially; however, you are encouraged to supply contact information with your submission to facilitate follow-up, clarification, and assistance with any investigation, if necessary.

Regardless of the method that you use or whether you raise a concern anonymously, it is important to provide us with as much information as possible so that we can review and seek to address your concern.

NO RETALIATION

Retaliation against anyone who raises a concern in good faith, or who assists the Company, the Board of Directors or the Audit Committee of the Board of Directors or any governmental, regulatory or law enforcement body in reviewing or otherwise helping to resolve a concern, is prohibited and is a violation of this Code. If you believe someone has retaliated against you, you should immediately report it to your manager, human resources, the General Counsel or his or her designee, or any of the other resources listed in this Code. You may also report retaliation through the Hotline referenced above. See “Speaking Up” above. Any person who retaliates against another individual for making any report pursuant to this Code will be subject to disciplinary action up to and including termination.

While we encourage you to seek to address concerns through the methods provided in this Code or in any other agreement or policy of the Company, nothing in this Code prohibits or interferes with your ability, without notice to or authorization of the Company, to communicate in good faith with any governmental agency for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any governmental agency, including providing documents or other information.

Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code.

DIVERSITY AND INCLUSION

Creating an inclusive, equitable, and diverse environment is key to our success as a business. We are committed to promoting diversity and inclusion both inside and outside of the office. An inclusive and diverse work environment promotes respect and understanding, fosters creativity and innovation, and is a competitive business advantage.

Our Company provides equal opportunities for employment. We base employment decisions on merit, considering qualifications and achievement. We strictly prohibit discrimination based on race, creed, color, religion, sex, gender, age, national origin, alienage or citizenship status, sexual orientation, gender identity or expression, marital, partnership or familial status, disability, genetic information, veteran/military status, domestic violence victim status, or any other characteristic protected by law.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is one of the foundations on which the Company's ethical standards are built. In conducting the business of the Company, you must respect and obey the laws of the jurisdictions in which we operate. Although you are not expected to know every detail of every law that might apply to the Company, it is important to know enough about the applicable local, state and national laws to determine when to seek advice from the Company’s General Counsel or other appropriate personnel. If a law conflicts with any Company policy or this Code, you must comply with the law. There are serious consequences for failing to follow any applicable laws, rules and regulations, including termination of service and potential criminal and civil penalties.

CONFLICTS OF INTEREST

It is the Company’s policy that you avoid any conflict between your personal interests and those of the Company. The purpose of this policy is to ensure that the Company’s honesty and integrity, and therefore its reputation, are not compromised. The fundamental principle guiding this policy is that no one should have, or appear to have, personal interests or relationships that actually or potentially conflict with the best interests of the Company. Conflicts of interest may not always be clear cut, so if you have a question, you should err on the side of disclosure and consult with your manager and, where appropriate, the Company’s General Counsel.

Conflicts of interest can arise when your personal interests or activities:

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Improperly influence your judgment when acting on behalf of our Company;
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Result in your competing with our Company or diverting business or assets from our Company;
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Diminish the efficiency, effectiveness, or objectivity with which you perform your duties;
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Result in your receiving improper personal benefits due to your position with our Company; or
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Harm or impair our Company’s reputation.

It is not possible to give an exhaustive list of situations that might involve violations of this policy. However, the situations that would constitute a conflict in most cases include but are not limited to:

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Holding an interest in or accepting free or discounted goods from any organization that does, or is seeking to do, business with the Company, by anyone who is in a position to directly or indirectly influence either the Company’s decision to do business, or the terms upon which business could be done with such organization;
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Profiting personally, e.g., through commissions, loans, expense reimbursements or other payments, from any organization seeking to do business with the Company;
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Engaging in any business competing with the Company;
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Holding any material interest in a competitor of the Company;
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Being employed by (including as a consultant) or seeking to do personal business with a competitor to the Company; or
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Taking part in a Company business decision that involves a company with which you or your family members have a personal affiliation or a Company decision that involves hiring or supervising a family member.

A conflict of interest could also exist when a member of an employee's immediate family is involved in situations such as those above. Each individual’s situation is different, and in evaluating your own situation, you will have to consider many factors.

If you become aware of a conflict or potential conflict involving an employee, you should promptly bring it to the attention of a manager. Any manager who receives a report of a conflict or potential conflict will report it immediately to the General Counsel. An actual or potential conflict of interest involving a member of senior management, other than an executive officer, should be disclosed directly to the General Counsel, who will disclose such conflict of interest to the Board, and actual or potential conflicts of interest involving an executive officer or director should be disclosed directly to the Board. Alternatively, you may utilize the notification procedures described above under “Speaking Up”.

CORPORATE OPPORTUNITIES

You owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. You are prohibited from:

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Diverting to yourself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of your position with the Company;
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Using the Company’s property or information or your position for improper personal gain; and
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Competing with the Company.

BRIBERY AND CORRUPTION

We strictly prohibit bribery and corrupt conduct in any form as it harms the communities we operate in and violates the anti-bribery and corruption laws of the jurisdictions where we conduct business. No person or entity representing our Company may (either directly or indirectly) offer, promise, or give or receive money or anything of value for a business favor, or favorable decision or advantage. This prohibition applies to our employees, officers, directors, and third persons or entities acting on behalf of our Company.

It is against this Code to offer or provide anything of value to facilitate a government process or to influence a government official. Items of value include, among other things: gifts, entertainment, charitable donations, and work opportunities. You must consult with the General Counsel in advance if you are unsure of whether a gift, engagement, or other transaction or arrangement may violate Company policies or the law.

If a government or regulatory representative contacts you for non-routine information or inspection, you must inform your manager immediately. You must also consult with the General Counsel if you are unsure whether an individual is a government official.

GIFTS AND ENTERTAINMENT

While modest gifts and entertainment that serve a legitimate business purpose are part of maintaining positive business relationships, they must be given and accepted in a way that keeps our business relationships fair, honest, and objective and avoids conflicts of interest or the appearance of conflicts of interest. Gifts may never be in the form of cash or the equivalent of cash (e.g., gift cards), loans or guarantees, or offers of employment or internships that deviate from our normal competitive recruitment process. Gifts, entertainment, or favors that would likely result in a feeling or expectation of personal obligation should be avoided. No employee, officer, or director or family member of these individuals may give or accept gifts from a competitor.

When considering whether giving or accepting a gift is permissible and appropriate, consider the following:

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Is the gift given on a nontraditional occasion?
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Is the gift more than modest?
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Does the giver regularly give gifts?
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Would the gift potentially influence business objectivity?
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Would the gift result in someone receiving an improper personal benefit due to his or her position?
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Would public disclosure of the gift harm your or the Company’s reputation?

If you can answer yes to any of the questions above, you should seek guidance from your manager or the General Counsel before accepting or giving the gift. If you are offered a gift or gratuity by a client or contracted provider, you must report this to your manager immediately.

CONFIDENTIAL INFORMATION

In the course of your work for the Company, you may obtain or have access to non-public information (about the Company, its clients, employees or other constituents) that might be of use to competitors, or harmful to the Company or the other source of such information, if disclosed. Such information may have been or may be provided in written or electronic form or orally. All such information, from whatever source obtained and regardless of the Company’s connection to the information, is referred to herein as “Confidential Information.”

The Company is strongly committed to protecting Confidential Information, whether generated within the Company or obtained from some other source. The Company is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

You must maintain the confidentiality of Confidential Information, except when disclosure is either expressly authorized by the Company or required by law.

Notwithstanding the foregoing, and notwithstanding any other confidentiality or non-disclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former employees, this Code does not restrict any current or former employee, from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (i) in each case such communications and disclosures are consistent with applicable law and (ii) the information subject to such disclosure was not obtained by the current or former employee through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by the Company to be consistent with the foregoing.

COMPETITION AND FAIR DEALING

We seek to outperform our competitors fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies, is prohibited. You should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, vendors, competitors, and employees. No one should take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

PROTECTION AND PROPER USE OF COMPANY ASSETS

Theft, carelessness and waste have a direct impact on the Company’s profitability. You have a duty to safeguard Company assets and ensure their efficient use. Company assets should be used only for legitimate business purposes and you should take measures to ensure against their theft, damage, or misuse.

Company assets include tangible property, intellectual property such as patents, trademarks, trade secrets, business and proprietary information such as new products, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of this Code.

Those who have access to proprietary and confidential information are obligated to safeguard it from unauthorized access in accordance with the Company’s policy on Confidential Information described above.

INAPPROPRIATE TRADING

The federal securities laws prohibit any person who is in possession of “material, non-public information” from engaging in securities transactions on the basis of such information and from communicating such information to any other person for such use. Transacting in securities of the

Company, or any other company, while you possess material, nonpublic information is known as “insider trading.” “Tipping,” which is also prohibited, means communicating such material, non-public information to another for his or her or its use. Any of these actions may amount to “insider trading” and are strictly prohibited.

You are prohibited from:

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directly or indirectly buying or selling the Company’s securities if you are aware of material non-public information about the Company;
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trading, taking advantage of, or sharing information about another company’s securities if, in the course of working for the Company, you learn of material non-public information about that other company, until the information becomes public or is no longer material; and
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communicating or passing material, non-public information about the Company to any other person, including spouses, relatives, friends, co-habitants or business associates, who then trades on the basis of the information.

In addition, during Blackout Periods throughout the year, designated individuals are prohibited from trading in the Company’s securities and must receive preclearance from our General Counsel before trading in Company securities. The Company has also adopted an Insider Trading Policy, which supplement this Code and apply to directors, executive officers and employees of the Company as well as family members and entities controlled by such persons. You should read such policy in its entirety and periodically refer to it for additional guidance.

If you have any doubts as to the propriety of any transaction, you should seek advice from the General Counsel before undertaking the sale or purchase of any of the Company’s or other’s securities.

PROTECTING PRIVACY

In the normal course of business, you may be required to collect and store certain personal information. The Company is committed to respecting the privacy of our employees and those with whom we conduct business, subject to the terms and condition specified in the Employee Handbook.

What constitutes personal information may vary, but it generally means information that identifies or relates to an individual person. Examples of personal information include: names, contact information (e.g., business and personal email addresses and mobile telephone numbers), dates of birth, health information, skin types/conditions, biometric data, racial or ethnic origin, government issued ID information, photos, usernames, IP addresses, purchase history, payment card information, and social media information.

If you suspect any loss, theft, or unauthorized access, use, or disclosure of personal information (including loss or theft of a Company-owned device or laptop or any device or laptop with personal information), you must contact the General Counsel.

SPEAKING FOR THE COMPANY

Only specifically designated Authorized Spokespersons are permitted to speak publicly on behalf of our Company. The Company engages in communications with investors, securities analysts, and the financial press. It is against the law – specifically Regulation FD – as well as this Code – for any person acting on behalf of the Company to selectively disclose material non-public information to certain market participants (e.g., research analysts, brokers, dealers, investment advisers and certain institutional investment managers and investment companies and hedge funds, and retail (non-institutional) holders or potential holders of the Company’s securities) where it is reasonably foreseeable that the recipient may be likely to trade on the basis of such information, unless the information has first or simultaneously been disclosed to the public.

The Company has adopted a Regulation FD Policy, which supplements this Code. The purpose of such policy is also to ensure the timely public disclosure of material, non-public information about the Company is disclosed only by Authorized Spokespersons and through the appropriate means of communication as required by Regulation FD.

COMMUNICATING RESPONSIBLY ON SOCIAL MEDIA AND OTHER ELECTRONIC COMMUNICATIONS

When using social media, we all have a responsibility to communicate in a manner that is consistent with our Company’s values. Use of personal social media channels by directors, officers, employees, agents or other persons, including the Authorized Spokespersons, to communicate material non-public Company information is prohibited.

ACCURACY OF RECORDS

It is the Company’s policy to make full, fair, accurate, timely and understandable disclosures in compliance with applicable laws and regulations in all reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission, state agencies, and in all other public communications made by the Company.

The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements are fundamental to the Company’s continued and future business success. In addition, as a company whose stock is publicly traded, the Company is subject to a number of laws and regulations that govern our business records, including U.S. securities laws. The Company must record its financial activities in compliance with all applicable laws and accounting practices and provide current, complete and accurate information to any and all government agencies. You may not cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, you may not create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, those who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.

ADMINISTRATION

Board of Directors. The Board of Directors, through the Audit Committee, will help ensure this Code is properly administered. The Audit Committee is responsible for the periodic review of the compliance procedures in place to implement this Code and will recommend clarifications or necessary changes to this Code to the Board for approval.

Officers and Managers. All officers and managers are responsible for reviewing this Code with employees under the supervision or management, as applicable, and ensuring that all individual subject to this Code have signed the attached certification. Officers and managers are also responsible for the diligent review of practices and procedures in place to help ensure compliance with this Code.

VIOLATIONS AND WAIVERS OF THE CODE

Failure to comply with the Code may be subject to disciplinary action, including termination of employment. The following are examples of conduct that may result in discipline:

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Actions that violate any Company policy;
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Requesting others to violate any Company policy;
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Failure to promptly disclose a known or suspected violation of any Company policy;
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Failure to cooperate in Company investigations of possible violations of any Company policy;
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Retaliation against others for reporting a good faith integrity concern; and
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Failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law.

It is also important to understand that a violation of this Code and certain Company policies may subject the Company and you to civil liability and damages, regulatory sanction, and/or criminal prosecution.

Any request for a waiver of any provision of this Code by or on behalf of an executive officer or senior financial officer or member of the Board of Directors of the Company must be reviewed by the Audit Committee of the Company and will be promptly disclosed as required by applicable securities law and/or stock exchange rules.

Last updated August 2023.

ACKNOWLEDGMENT AND CERTIFICATION

I hereby acknowledge I have received the MSP Recovery, Inc. (“Company”) Code of Conduct and Business Ethics (“Code”) and understand that it is my responsibility to read and comply with all provisions contained within the Code.

The information described in this Code is intended to replace and supersede any previously existing information or policy. Further, I understand that the Company reserves the right to modify any or all of the provisions of the Code at any time, for any reason, with or without notice.

Name:

Date: